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                                                                      EXHIBIT 12

                     GE FINANCIAL ASSURANCE HOLDINGS, INC.
                          AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                            NINE MONTHS
                                                               ENDED             YEARS ENDED DECEMBER 31,            SIX MONTHS
                                                           DECEMBER 31,    -------------------------------------   ENDED JUNE 30,
                                                               1993           1994         1995         1996            1997
                                                          ---------------  -----------  -----------  -----------  -----------------
                                                                                (DOLLAR AMOUNTS IN MILLIONS)
Net earnings                                                 $      35      $      72    $     101    $     229       $     203
Provision for income taxes                                          15             51           67          140             128
Minority interest in net earnings of consolidated
  affiliates                                                        --             --           --            1              --
                                                                 -----          -----        -----        -----           -----
Income before provision for income taxes and minority
  interest                                                          50            123          168          370             331
Fixed charges:
  Interest                                                          --             --           --            1               6
  One-third of rentals                                               1              3            3            5               4
                                                                 -----          -----        -----        -----           -----
Total fixed charges                                                  1              3            3            6              10
Less interest capitalized, net of amortization                      --             --           --           --              --
                                                                 -----          -----        -----        -----           -----

Earnings before provision for income taxes and minority
  interest plus fixed charges                                $      51      $     126    $     171    $     376       $     341
                                                                 -----          -----        -----        -----           -----
                                                                 -----          -----        -----        -----           -----
Ratio of earnings to fixed charges                                  51             42           57           63              34
                                                                 -----          -----        -----        -----           -----
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